Exhibit 23.6

CONSENT OF QUALIFIED PERSON

12th August, 2026

The undersigned hereby consents to:

(i) the filing of the technical report summary entitled "S-K 1300 Technical Report Summary on the Initial Assessment of the Mineral Resources on the McDermitt Lithium Project, Oregon and Nevada, USA" (the "Technical Report Summary"), with effective date and signature date of May 27th, 2026, as amended on August 12th, 2026, that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission ("Regulation S-K 1300") in the Registration Statement of US Elemental Inc. on Form S-4, including any amendment thereto, any related prospectus and any related prospectus supplement (the "Registration Statement");

(ii) the use of and reference to the name H&S Consultants Pty. Limited ("HSC"), including its status as an expert or "qualified person" (as defined in Regulation S-K 1300) in connection with the Technical Report Summary, the Registration Statement, and any amendment or supplement thereto; and

(iii) the use of and reference to any portions of the Technical Report Summary for which HSC is responsible, including any chapters, extracts, figures, charts, summaries, and other data contained therein, with proper reference to the Technical Report Summary.

HSC also consents to the filing of this consent as an exhibit to the Registration Statement.

Respectfully submitted,

H&S Consultants Pty. Limited

By:	/s/ Arnold van der Heyden
Name:	Arnold van der Heyden
Title:	Managing Director
H&S Consultants Pty. Limited

Date: 12th August, 2026